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                            Deposit Guaranty Corp.
                     Computation of Net Income Per Share
                                June 30, 1994




                                               Three Months Ended            Six Months Ended
                                                     June 30,                    June 30,
                                               ------------------            ----------------
                                                   Primary and                  Primary and
                                                  Fully Diluted                Fully Diluted
                                               ------------------            ----------------
Computation of weighted average
  shared outstanding:

  Common stock outstanding,
    beginning balance                              17,668,852                    17,667,852

  Common stock issued due to
    exercise of options                                 -                               657
                                                   -----------                  -----------

  Weighted average shares
    outstanding                                     17,668,852                   17,668,509
                                                   ===========                  ===========


Computation of net income:

  Net income                                       $15,706,000                  $34,376,000
                                                   ===========                  ===========

Computation of net income per
  share:

  Net income divided by weighted
    average shares outstanding                     $       .89                  $      1.95
                                                   ===========                  ===========





Note: For the six-months ended June 30, 1994, additional weighted average shares outstanding for options under the Company's incentive stock plan were 124,513 and 136,070 for calculating primary and fully diluted net income per share, respectively. The dilutive effect of such options was, therefore, not material.